UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2006

REHABCARE GROUP, INC.

(Exact name of Company as specified in its charter)

Delaware	0-19294	51-0265872
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 863-7422

(Company's telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

RehabCare Group, Inc. (“RehabCare”) and R. Scott Jones, President and Chief Executive Officer of Symphony Health Services, LLC (“Symphony”) have entered into a letter agreement that became effective upon the completion of RehabCare’s acquisition of Symphony on July 1, 2006. Pursuant to the terms of the letter agreement, Mr. Jones will continue to serve as Symphony’s President and Chief Executive Officer, reporting to Dr. John H. Short, President and Chief Executive Officer of RehabCare, for a term of 18 months beginning July 1, 2006. In this capacity, Mr. Jones will also be the Transition Leader for the integration of Symphony and RehabCare. Mr. Jones will continue to be paid his pre-existing annual base salary of $360,000 during the term of the agreement and he will be eligible for quarterly bonuses based on a percentage of the operating cost savings first achieved during the most recently completed fiscal quarter from the integration of Symphony and RehabCare. The quarterly bonus will be determined using the following formula: 5% of the first $10 million of annualized savings; 7.5% of the annualized savings between $10 million and $16 million; and 10% of annualized savings in excess of $16 million. The agreement is terminable on certain conditions set forth therein. RehabCare has also agreed to pay Mr. Jones a lump-sum cash amount equal to one and one-half times his annual base salary promptly after December 31, 2006 in consideration of the severance benefit Mr. Jones would have been entitled to under his employment agreement dated December 6, 2004 with Symphony and Symphony’s parent, LUK-Symphony Management LLC.

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective July 1, 2006, RehabCare, pursuant to the previously reported Purchase and Sale Agreement, dated May 3, 2006, completed the acquisition of all of the issued and outstanding limited liability company membership interests of Symphony from LUK-Symphony Management, LLC (“Seller”) for a purchase price of $101.5 million in cash, subject to certain working capital and other adjustments. RehabCare funded the purchase with cash on hand and borrowings drawn from its recently expanded line of credit with Bank of America, N.A., Harris, N.A., General Electric Capital Corporation, National City Bank, U.S. Bank National Association, SunTrust Bank and Comerica Bank.

Prior to the completion of the purchase, no material relationship existed between the Seller and RehabCare, or any of its affiliates, any director or officer of RehabCare, or any associate of any such director or officer.

The Purchase and Sale Agreement, dated May 3, 2006, by and among the Seller, Symphony and RehabCare, filed as Exhibit 10.1 to RehabCare’s report on Form 8-K filed on May 8, 2006 is incorporated herein by reference.

Item 8.01	Other Events

Effective July 1, 2006, RehabCare, through one of its wholly owned subsidiaries, completed the purchase of substantially all of the operating assets, excluding real estate, of Memorial Rehabilitation Hospital of Midland, Texas (“the Hospital”) from Midland County Hospital District. The Hospital is a 38-bed freestanding inpatient rehabilitation hospital with approximately 60 employees currently.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired

Financial statements required by this item 9.01 for the acquisition of Symphony are not included in this Form 8-K. As permitted under this item 9.01, such financial statements will be filed by amendment no later than 71 days after the due date of this Form 8-K filing. Accordingly, the required financial statements will be filed on or before September 18, 2006.

(b)	Pro forma financial information

Pro forma financial information required by this Item 9.01 for the acquisition of Symphony is not included in this Form 8-K. As permitted under this Item 9.01, such pro forma information will be filed by amendment no later than 71 days after the due date of this Form 8-K filing. Accordingly, the required pro forma information will be filed on or before September 18, 2006.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Letter agreement between R. Scott Jones and RehabCare Group, Inc. dated May 31, 2006

99.1	Press release dated July 6, 2006 announcing the completion of RehabCare Group, Inc.’s acquisition of Symphony Health Services, LLC.

99.2	Press release dated July 7, 2006 announcing the completion of RehabCare Group, Inc.’s acquisition of the assets of Memorial Rehabilitation Hospital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2006

REHABCARE GROUP, INC.

By: /s/ Jay W. Shreiner

Name: Jay W. Shreiner

Title: Senior Vice President and

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Offer letter between R. Scott Jones and RehabCare Group, Inc. dated May 31, 2006

99.1	Press release dated July 6, 2006 announcing the completion of RehabCare Group, Inc.’s acquisition of Symphony Health Services, LLC.

99.2	Press release dated July 7, 2006 announcing the completion of RehabCare Group, Inc.’s acquisition of the assets of Memorial Rehabilitation Hospital.